As filed with the Securities and Exchange Commission on July 24, 2023

Registration No. 333-257673

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATENTO S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 rue Hildegard Von Bingen L-1282, Luxembourg Grand Duchy of Luxembourg	N/A
(Address of Principal Executive Offices)	(Zip Code)

Atento S.A. 2014 Omnibus Incentive Plan

(Full title of the plans)

Corporation Service Company
1180 Avenue of the Americas
Suite 210
New York, New York 10036
+1 (212) 299-5600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan Grinceri Sidley Austin LLP 70 St Mary Axe, London EC3A 8BE United Kingdom +44 20 7360 3600	Sara M. von Althann Sidley Austin LLP 1501 K Street, N.W. Washington, D.C. 20005 +1 202 736 8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Atento, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under the number R.C.S. Luxembourg B 185.761 (the “Company”) is filing thisPost-Effective Amendment No. 1 to its Registration Statement on Form S-8 (File No. 333-257673) filed on July 2, 2021 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) to deregister any and all remaining unsold securities under the Registration Statement. The Registration Statement registered 3,489,222 ordinary shares without nominal value ( “Ordinary Shares”) under the Company’s 2014 omnibus incentive plan (the “2014 Omnibus Incentive Plan”).

On July 21, 2023, the Company announced the delisting of its Ordinary Shares from the New York Stock Exchange (the “NYSE” or the “Exchange”) by the Exchange and termination of the registration of such securities on the NYSE under section 12(b) of the Securities Exchange Act of 1934, as amended. On July 21, the NYSE notified the Company of its intention to file a Form 25 to effect the delisting of the Company’s Ordinary Shares from the NYSE. In connection with the delisting and deregistration, the Company has terminated any and all offerings pursuant to the Registration Statement.

The Company, by filing this post-effective amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Grand Duchy of Luxembourg, on July 24, 2023.

ATENTO S.A.

By:	Dimitrius Oliviera
Name:	Dimitrius Oliviera
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act.